Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Lisa Gordon, Director of Investor Relations
Advanced Magnetics, Inc.
(617)  497-2070 (x3024)
lgordon@advancedmagnetics.com

ADVANCED MAGNETICS, INC. REPORTS RESULTS FOR THE FIRST FISCAL QUARTER
ENDED DECEMBER 31, 2004

CAMBRIDGE, MA (January 18, 2005) — Advanced Magnetics, Inc. (AMEX:AVM) today announced operating results and revenues for the first fiscal quarter of 2005 ended December 31, 2004. Revenues for the quarter were $1,022,264 as compared to revenues of $631,964 for the same period in fiscal 2004. The company reported a net loss of $(2,549,112) or $(0.32) per share compared to a net loss of ($940,700) or ($0.12) per share for the same period in fiscal 2004. The loss in the quarter ended December 31, 2004 resulted primarily from an increase in research and development expenses related to the Phase III clinical trials for ferumoxytol in iron replacement therapy. Cash, cash equivalents, and short-term and long-term investments, both consisting entirely of U.S. Treasury bonds, totaled approximately $16 million at December 31, 2004.

“This will be an important year for the company, as we await final FDA action on Combidex® and continue to advance our development program for ferumoxytol,” stated Jerome Goldstein, Chairman, President and CEO of Advanced Magnetics. “We are optimistic about the progress of our clinical studies for ferumoxytol and expect to submit a New Drug Application to the FDA during the first half of calendar 2006.”

Advanced Magnetics is currently conducting large-scale Phase III multi-center studies for its next-generation product, ferumoxytol, an investigational intravenous iron replacement therapeutic for use in anemic chronic kidney disease patients whether or not on dialysis. Ferumoxytol is also in exploratory Phase II clinical trials for use as a contrast agent in magnetic resonance angiography.

For Combidex, the company’s investigational molecular imaging agent consisting of iron oxide nanoparticles for use in conjunction with magnetic resonance imaging to aid in the differentiation of cancerous from non-cancerous lymph nodes, Advanced Magnetics has submitted a complete response to the approvable letter received from the U.S. Food and Drug Administration (the “FDA”), which was accepted by the FDA and assigned a user fee goal date of March 30, 2005.

About Advanced Magnetics
Advanced Magnetics, Inc. is a developer of superparamagnetic iron oxide nanoparticles used in pharmaceutical products. As a leader in our field, we are dedicated to the development and commercialization of our proprietary nanoparticle technology for use in therapeutic iron compounds to treat anemia, as well as novel imaging agents to aid in the diagnosis of cardiovascular disease and cancer.

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For more information about us, please visit our website at www.advancedmagnetics.com, the content of which is not part of this press release.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws. Any statements contained in this press release that do not describe historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include the following: (1) the possibility that even though our response regarding Combidex was deemed complete by the FDA, the FDA could respond to this submission by issuing an additional approvable letter with additional conditions for approval or the FDA could issue a not approvable letter; (2) the ability to resolve final labeling for Combidex with the FDA; (3) the possibility that even though the FDA has assigned a user fee goal date of March 30, 2005, the FDA may not act by such date; (4) uncertainties regarding market acceptance of Combidex or ferumoxytol; (5) the possibility that we may not be able to successfully complete the clinical development of ferumoxytol, or may not be able to complete the development in a timely manner, due to slow enrollment of patients in the studies, unexpected results from our clinical sites, inadequate performance by third-party service providers involved in the conduct of the clinical trials, deficiencies in the design or oversight by us of these studies, or any other factor causing a delay in or negatively affecting the results of the clinical studies for ferumoxytol;(6) the possibility that the results of past ferumoxytol studies may not be replicated in future studies; (7) the timing and results of FDA interactions regarding the clinical development of ferumoxytol; (8) the timing of recognition of deferred revenue which is affected by the performance of our obligations under our license agreements;(9) uncertainties relating to the cyclical nature of our product sales cycles;(10) uneven demand for our products by end users; (11) uncertainties relating to third-party reimbursements to us or our partners for Combidex or ferumoxytol when patients are prescribed Combidex or ferumoxytol; (12) uncertainties relating to our ability to continue to operate at commercial scale in compliance with FDA regulations and other applicable manufacturing requirements when producing Combidex or ferumoxytol; (13) uncertainties relating to patents and proprietary rights and other risks identified in our Securities and Exchange Commission filings. We caution readers not to place undue reliance on any forward-looking statements which speak only as of the date they are made. We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

—financial table to follow —

ADVANCED MAGNETICS, INC.
CONDENSED INCOME STATEMENT FOR THE THREE-MONTH PERIOD
ENDED DECEMBER 31, 2004
(unaudited)

	Three Months Ended
	December 31,
	2004	2003
Revenues	$ 1,022,264	$ 631,964
Costs and expenses	(3,634,194)	(1,582,749)
Other income*	62,818	10,085

Net income (loss)	$(2,549,112)	$ (940,700)

Earnings (loss) per share:
Basic and diluted	$ (0.32)	$ (0.12)
Weighted average shares outstanding:
Basic and diluted	7,985,382	7,767,101

*  Other income includes interest income on our short- and long-term investments.

BALANCE SHEET DATA

	12/31/04	9/30/04
Cash, cash equivalents and short-term investment*	$11,272,044	$14,334,278
Long-term investment**	$ 4,723,949	$ 4,768,159
Working capital	$ 9,705,900	$12,313,754
Total assets	$21,454,363	$23,810,611
Shareholders' equity	$15,156,242	$17,546,455

*   Short-term investment consists of a U.S. Treasury Bond with a maturity date of January 31, 2005.
**   Long-term investment consists of a U.S. Treasury Bond with a maturity date of February 15, 2006.